                                                       Exhibit 99.1

Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: FD Evan Smith / Theresa Kelleher (212) 850-5600 wst@fd.com

WEST ACQUIRES DRUG DELIVERY ASSETS FROM PLASTEF INVESTISSEMENTS SA

Lionville, PA July 7, 2009 - West Pharmaceutical Services, Inc. (NYSE:WST) today announced that it has purchased the drug delivery device business assets of Plastef Investissements SA. Under the agreement West has obtained the right to manufacture the éris safety syringe, a passive safety system for use with fixed, or staked, needle prefillable syringes. Operations will continue at Plastef’s production facility located in Le Vaudreuil, Normandy, France, which has approximately 75 employees.

The éris system for staked needle syringes complements West’s NovaGuard™ passive safety needle, which it recently introduced to the market for use with luer-lock syringes.

Financial terms of the transaction were not disclosed. The acquisition is expected to increase West’s sales revenue by an estimated $5 million to $7 million over the remainder of 2009, and the acquisition is not expected to materially affect the Company’s fully diluted earnings per share this year.

About West

West is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.